EXHIBIT 3.2
CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RELATIVE, PARTICIPATING, OPTIONAL AND
OTHER SPECIAL RIGHTS OF PREFERRED
STOCK AND QUALIFICATIONS, LIMITATIONS
AND RESTRICTIONS THEREOF
OF
SERIES C CUMULATIVE NON-CONVERTIBLE PREFERRED STOCK
OF
NEXTERA ENTERPRISES, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     Nextera Enterprises, Inc., a Delaware corporation (the “Corporation”) certifies that pursuant to the authority contained in Article Six of its Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation at a meeting duly called and held on June 1, 2007 adopted the following resolution which resolution remains in full force and effect on the date hereof:
     RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $0.001 per share, which series shall be designated as “Series C Cumulative Non-Convertible Preferred Stock” (the “Series C Preferred Stock”) and shall consist of 200,000 shares.
     RESOLVED FURTHER, that the Series C Preferred Stock shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:
     1. Certain Definitions.
     Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).
     Business Day. The term “Business Day” shall mean a day other than a Saturday or Sunday or any federal holiday.
     Common Equity. The term “Common Equity” shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation, including the Class A Common Stock and Class B Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

     Class A Common Stock. The term “Class A Common Stock” shall mean the Class A Common Stock, par value $0.001 per share, of the Corporation.
     Class B Common Stock. The term “Class B Common Stock” shall mean the Class B Common Stock, par value $0.001 per share, of the Corporation.
     Common Stock. The term “Common Stock” shall mean the Class A Common Stock and Class B Common Stock.
     Dividend Payment Date. The term “Dividend Payment Date” shall have the meaning set forth in subparagraph 2(c) below.
     Dividend Period. The term “Dividend Period” shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date and thereafter, each quarterly period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.
     Initial Issue Date. The term “Initial Issue Date” shall mean the date that shares of Series C Preferred Stock are first issued by the Corporation.
     Junior Stock. The term “Junior Stock” shall mean, for purposes of paragraph 2 below, Common Equity and any class or series of stock of the Corporation authorized after the Initial Issue Date which is not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series C Preferred Stock shall have been so paid or declared and set apart for payment, and for purposes of paragraph 3 below, shall mean Common Equity and any class or series of stock of the Corporation authorized after the Initial Issue Date which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series C Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.
     Liquidation Preference. The term “Liquidation Preference” shall mean $100 per share.
     Parity Stock. The term “Parity Stock” shall mean, for purposes of paragraph 2 below, any class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive payment of dividends on a parity with the Series C Preferred Stock, and for purposes of paragraph 3 below, shall mean any class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series C Preferred Stock.
     PIK Dividends. The term “PIK Dividends” shall have the meaning set forth in subparagraph 2(b) below.
     Record Date. The term “Record Date” shall mean the date designated by the Board of Directors of the Corporation at the time a dividend is declared; provided, however, that such Record Date shall not be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date or such other date designated by the Board of Directors of the Corporation for the payment of dividends.
     Senior Stock. The term “Senior Stock” shall mean, for purposes of paragraph 2 below, any class or series of stock of the Corporation authorized after the Initial Issue Date ranking senior to the

Series C Preferred Stock in respect of the right to receive dividends, and for purposes of paragraph 3 below, shall mean any class or series of stock of the Corporation authorized after the Initial Issue Date ranking senior to the Series C Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation, including, but not limited to the Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock”).
     Triggering Event. The term “Triggering Event” shall mean, for purposes of paragraph 4 below, the first to occur of (A) the Corporation’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for a fiscal year, as determined by reference to the Corporation’s annual consolidated financial statements as certified by the Corporation’s independent auditors, is greater than or equal to Seven Million Dollars ($7,000,000), (B) the Corporation’s aggregate EBITDA for any period of two (2) consecutive fiscal years, as determined by reference to the Corporation’s annual consolidated financial statements as certified by the Corporation’s independent auditors, is greater than or equal to Twelve Million Dollars ($12,000,000), or (C) any event happens that results in the exchange or redemption of, or payment of a liquidation preference with respect to, any of the Series A Preferred Stock, the Corporation’s Series B Cumulative Non-Convertible Preferred Stock (the “Series B Preferred Stock”) or the Series C Preferred Stock for cash or property (other than for any debt or equity securities or interests of the Corporation or any of its subsidiaries).
     2. Dividends.
     (a) Subject to the prior preferences and other rights of any Senior Stock as to dividends, the record holders of Series C Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors of the Corporation, out of funds legally available for payment of dividends. Such dividends shall be cumulative and shall be payable at the rate of seven percent (7%) per annum of the Liquidation Preference. The Series C Preferred Stock shall rank junior to the Series A Preferred Stock as to the payment of dividends. The Series C Preferred Stock shall rank on a parity with the Series B Preferred Stock as to the payment of dividends.
     (b) Dividends on the Series C Preferred Stock shall be paid in cash, or at the option of the Corporation, in substitute in whole or in part for such cash, in additional fully paid and nonassessable shares of Series C Preferred Stock legally available for such purpose (such dividends paid in kind being herein called “PIK Dividends”). If and to the extent that the Corporation does not pay such dividends in cash, then dividends in the amount not paid in cash shall be, to the extent legally and contractually permissible, declared and paid as PIK Dividends. Dividends of additional shares of Series C Preferred Stock shall be paid by delivering to each record holder of Series C Preferred Stock a number of additional shares of Series C Preferred Stock determined by dividing the total amount of the cash dividend which otherwise would be payable on the Dividend Payment Date to such holder (rounded to the nearest whole cent) by the Liquidation Preference. The issuance of any such PIK Dividend in such amount shall constitute full payment of such dividend. In no event shall the election by the Corporation to pay dividends, in whole or in part, in cash or in additional shares of Series C Preferred Stock preclude the Corporation from making a different election with respect to all or a portion of the dividends to be paid on the Series C Preferred Stock on any subsequent Dividend Payment Date. Any additional shares of Series C Preferred Stock issued pursuant to this paragraph shall be governed by this resolution and shall be subject in all respects, except as to the date of issuance and date from which dividends accrue and cumulate as set forth below, to the same terms as the shares of Series C Preferred Stock originally issued hereunder. All dividends (whether payable in cash or in whole or in part in additional shares of Series C Preferred Stock) paid pursuant to this paragraph shall be paid in equal pro rata proportions of such cash and/or shares of Series C Preferred Stock to the holders entitled thereto.

     (c) Dividends on shares of Series C Preferred Stock shall accrue and be cumulative from the date of issuance of such shares. Dividends shall be payable quarterly in arrears when and as declared by the Board of Directors of the Corporation on March 15, June 15, September 15, and December 15 of each year (a “Dividend Payment Date”), commencing on June 15, 2007 and for shares paid as PIK Dividends, commencing on the first Dividend Payment Date after such shares are issued. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of dividends payable on Series C Preferred Stock for each full Dividend Period shall be computed by dividing by four (4) the annual rate per share set forth in subparagraph 2(a) above. Dividends shall be paid to the holders of record of the Series C Preferred Stock as their names shall appear on the share register of the Corporation on the Record Date for such dividend. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to holders of record on the Record Date therefor.
     (d) In the event that full dividends are not paid or made available to the holders of all outstanding shares of Series C Preferred Stock and of any Parity Stock and funds available for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series C Preferred Stock and of any Parity Stock in proportion to the full amount to which they would otherwise be respectively entitled. For purposes of this subparagraph, the amount of legally available PIK Dividends shall be deemed funds available for payment of dividends, but shall not require payment of PIK Dividends on Parity Stock.
     (e) Notwithstanding anything contained herein to the contrary, no dividends on shares of Series C Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness or the rights, preferences and privileges of any Senior Stock, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
     (f) So long as any shares of Series C Preferred Stock shall be outstanding, without the written approval of holders of a majority of the outstanding shares of Series C Preferred Stock, the Corporation shall not declare, pay or set apart for payment on any Junior Stock any dividends whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation.
     3. Distributions Upon Liquidation, Dissolution or Winding Up.
     (a) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock as to liquidation preferences, but before any payment or distribution shall be made to the holders of Junior Stock, the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as determined by the Board of Directors of the Corporation the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation or dissolution or such other winding up. Except as provided in this paragraph, holders of Series C Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. The Series C Preferred Stock shall rank junior to the Series A Preferred Stock and the Series B Preferred

Stock upon any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation.
     (b) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on the Series C Preferred Stock and the full liquidating payments on all Parity Stock, then the assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series C Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.
     (c) The merger or consolidation of the Corporation into or with another corporation in which the Corporation is not the surviving corporation or any other transaction which results in the Corporation’s stockholders immediately prior to such transaction owning less than 50% of the Corporation’s voting power immediately after such transaction, or the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph 3.
     4. Special Redemption Right.
     Upon (i) the occurrence of Triggering Event, and (ii) at the written request of the holders of a majority of the outstanding shares of Series C Preferred Stock, the Corporation shall, subject to any required consents or approvals, have the option to redeem all or a portion (which shall be determined by the Board of Directors of the Corporation in good faith) of the outstanding shares of Series C Preferred Stock at a redemption price equal to $100 per share (plus any applicable accrued but unpaid dividends on the shares so redeemed) (the “Special Redemption Right). The Special Redemption Right of the Series A Preferred Stock shall be senior and prior to the Special Redemption Right of the Series B Preferred Stock and the Series C Preferred Stock, and the Special Redemption Right of the Series B Preferred Stock and the Series C Preferred Stock shall be on a parity with each other. The exercise of the Special Redemption Right shall be subject to such other terms and conditions as may be determined by the Board of Directors of the Corporation.
     5. Voting Rights.
     Each holder of outstanding shares of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Series C Preferred Stock held by such holder with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, holders of Series C Preferred Stock shall vote together with the holders of Series A Preferred Stock (voting on an as-if converted to Common Stock basis), the holders of Series B Preferred Stock and the holders of Common Stock as a single class.
     6. Exclusion of Other Rights.
     Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Series C Preferred Stock shall have no preemptive or subscription rights.

     7. Headings of Subdivisions.
     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     8. Severability of Provisions.
     If any voting powers, preferences and relative, participating, optional and other special rights of the Series C Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Joseph J. Millin, President, and attested by Stanley E. Maron, its secretary, this 1st day of June, 2007.

NEXTERA ENTERPRISES, INC.
By:	/s/ Joseph J. Millin
Joseph J. Millin
President

ATTEST:

By:	/s/ Stanley E. Maron
Stanley E. Maron
Secretary

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